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INNOVATION IN PHOTODYNAMIC THERAPY

DUSA Pharmaceuticals, Inc.
For Release at 8:00 a.m. on October 8, 1999

DUSA PHARMACEUTICALS REPORTS:
RESCHEDULED FDA ADVISORY PANEL MEETING;
CONTINUED PROGRESS ON NDA "APPROVABLE" STATUS

Wilmington, Massachusetts October 8, 1999 - DUSA Pharmaceuticals, Inc. (NASDAQ
NMS: DUSA) reported today that an FDA advisory panel meeting to review DUSA's New Drug Application (NDA) on Levulan(R) Photodynamic Therapy for Actinic Keratoses (AKs) of the face and scalp has been rescheduled to November 5, 1999. The presentation will be made to the Dermatologic and Ophthalmic Drugs Advisory Committee of the FDA. This meeting was originally scheduled for earlier this year. The FDA has informed the Company that the meeting is primarily for informational purposes, since DUSA has already received an "approvable letter" for its NDA from the agency on June 28, 1999. At that time the FDA raised no clinical issues of safety or efficacy which needed to be addressed prior to approval.

As part of the "approvable letter", the FDA stated that final marketing approval would be dependent on two issues: compliance with GMPs by all of DUSA's manufacturers; and agreement with the FDA on revised product labeling.

The Company is now pleased to report that it recently submitted revised product labeling to the agency, and that the FDA re-inspection of its drug manufacturer has taken place. with the manufacturer reporting that the inspection went well. The Company is awaiting the final re-inspection report to be issued by the FDA Office of Compliance and the FDA's response to the Company's proposed revised labeling.

The Company has also received an "approvable letter" for its clinical trial light source, and will be submitting a PMA amendment to cover its BLU-U (TM) commercial light source in the near future. The Company also recently concluded a Purchase and Supply agreement with the manufacturer of its Kerastick Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company is incorporated in New Jersey, with offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the FDA Advisory Committee presentation, the filing of an amendment to its PMA, anticipated communications from the FDA and discussions with potential marketing partners. Such risks and uncertainties include, but are not limited to, the interpretation of the results of clinical trials, when the Company's NDA filing will receive marketing approval, reliance on third parties to manufacture (in compliance with FDA regulations),
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unanticipated expenses relating to potential regulatory requests, uncertainties in the negotiations with potential marketing partners, the availability of funds for ongoing operations and marketing if products are approved prior to consummation of a transaction, and other risks identified in the Company's SEC filings from time to time.

For further information contact:
DUSA Pharmaceuticals, Inc. - D. Geoffrey Shulman, MD, President & CEO or
Shari Lovell, Director Shareholder Services Tel: 416.363.5059  Fax 416.363.6602



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